Exhibit 99.1
LIONSGATE TO NAME MARK H. RACHESKY, M.D., TO BOARD OF DIRECTORS SLATE
Rachesky’s MHR Fund Management Holds Approximately 19.8% Of Lionsgate’s Common Stock
MHR Has Been A Leading Independent Lionsgate Shareholder For Over Five Years
SANTA MONICA, CA, and VANCOUVER, BC, July 9, 2009 — Lionsgate (NYSE: LGF), the leading next generation studio, announced today that it will name Dr. Mark H. Rachesky to its slate of Board of Directors nominees to be voted on at the Company’s Annual Shareholders Meeting later this year. Dr. Rachesky is co-founder and President of MHR Fund Management LLC, which is Lionsgate’s largest shareholder and holds approximately 19.8% of the Company’s common stock. MHR has been a major Lionsgate shareholder for more than five years. The Company will announce the remainder of its Board slate in the near future.
“Dr. Rachesky is an investor who shares our vision for continued growth and diversification,” said Lionsgate co-Chairman and Chief Executive Officer Jon Feltheimer and Vice Chairman Michael Burns. “He brings a strong independent voice to our board as well as leadership in the wireless and digital media space that will be invaluable to our continuing evolution as a next generation studio.”
“I look forward to joining the Lionsgate Board of Directors and assisting management in its mission to continue building shareholder value,” said Dr. Rachesky.
MHR Fund Management will support management’s slate of Board of Directors nominees at the upcoming Annual Shareholders Meeting.
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www.lionsgate.com
For further information, please contact:
Peter D. Wilkes
(310) 255-3726
pwilkes@lionsgate.com